Exhibit 99.1

For Immediate Release

Cleantech Solutions International Reports First Quarter 2014 Results

• First quarter 2014 revenues rose 27% to $17.6 million
• Net income increased 48% to $2.4 million, or $0.68 per basic and diluted share

Wuxi, Jiangsu Province, China – May 15, 2014 –Cleantech Solutions International, Inc. (“Cleantech Solutions” or “the Company”) (NASDAQ: CLNT), a manufacturer of metal components and assemblies used in various clean technology and manufacturing industries and textile dyeing and finishing machines, today announced its financial results for the three months ended March 31, 2014.

“We began the year on solid footing, generating profitable growth and strong operating cash flow.  Our dyeing machine segment continues to see strong momentum as an increasing number of textile manufacturers are purchasing our low-emission airflow dyeing machines and other equipment in view of the Chinese government’s more aggressive pollution control requirements in the dyeing industry.   In our forged products business, sales to customers in the wind power industry were relatively flat as we shifted our focus to customers in industries with more favorable growth dynamics,” said Mr. Jianhua Wu, Chairman and CEO of Cleantech Solutions.  “We continue to increase capacity of our dyeing equipment segment and introduce new products to help drive future growth.”

First Quarter 2014 Results

Revenue for the first quarter of 2014 increased 27.0% to $17.6 million, compared to $13.9 million for the same period of 2013.

Revenue growth was primarily driven by sales of dyeing and finishing equipment due to demand for the Company’s low-emission airflow dyeing machines, which enable manufacturers to meet China’s stricter environmental standards.  In addition, the Company experienced a strong increase in sales of forged products from customers in industries other than wind power.

The increase in revenue is summarized as follows:

•	Revenue from the dyeing and finishing equipment segment increased 27.5% to $9.4 million, compared to $7.4 million for the first quarter of 2013.

•	Revenue from the sale of forged rolled rings to other industries rose 59.0% to $4.5 million, compared with $2.8 million for the comparable period of the prior year.

•	Revenue from the sale of forged rolled rings for the wind power industry rose 1.6% to $3.8 million, compared to $3.7 million for the comparable period last year.

Gross profit for the first quarter of 2014 increased 36.5% to $4.3 million, compared to $3.1 million for the same period in 2013.  Gross margin increased to 24.2% during the first quarter of 2014 compared to 22.5% for the same period a year ago. The increase in gross margin for the first quarter was primarily attributable to (i) increased operational and cost efficiencies for both the forged rolled rings and related products and dyeing and finishing equipment segments, reflecting the allocation of fixed costs, primarily consisting of depreciation, over a higher production level and (ii) a slight decrease in raw materials costs in the forged rolled rings and related products segment.

Operating expenses rose 18.0% to $1.0 million, compared to $0.8 million in the comparable period last year. The increase was primarily due to a higher selling, general and administrative expenses associated with higher payroll and related benefits, travel and entertainment and shipping expenses associated with expanding the business along with research and development expense related to the Company’s new dyeing equipment.

Operating income was $3.3 million, up from $2.3 million in the same period of 2013. Operating margin was 18.6% compared to 16.5% in the first quarter last year.

EBITDA, a non-GAAP measurement, which adds back to net income interest expense, income tax, depreciation and amortization, was $5.3 million, up from $3.9 million in the first quarter last year.  The calculation of EBITDA is shown in a table following the financial statements.

Net income for the first quarter of 2014 was $2.4 million, or $0.68 per basic and diluted share, compared to $1.6 million, or $0.56 per basic and diluted share, in the first quarter of 2013.

Financial Condition

As of March 31, 2014, Cleantech Solutions held cash and cash equivalents of $2.0 million compared with $1.1 million at December 31, 2013.  Accounts receivable were $13.7 million and total current assets were $23.3 million as of March 31, 2014. The Company had $3.1 million in short-term bank loans payable at March 31, 2014, relatively unchanged from December 31, 2013.   Stockholders’ equity was $93.1 million at March 31, 2014.

In the first quarter of 2014, the Company generated $3.8 million in cash flow from operations. During the quarter, the Company had approximately $2.9 million in capital expenditures to expand production capabilities and purchase equipment for its dyeing and finishing equipment segment.

Recent Events

In April 2014, the Company’s board of directors appointed Mr. Frank Zhao as an independent director and chairman of the audit committee.

In March 2014, the Company signed an operating lease agreement related to the lease of ESR equipment, which was used in 2010 and 2011 to produce forged products for the high performance components market.  The operating lease commenced on April 1, 2014 and has an eight year term.  Rental payments are recorded as rental revenue over the lease term as earned and the equipment will be depreciated over its estimated useful life of eight years starting April 1, 2014.

Business Outlook

“Looking ahead, we hold a positive outlook for our business for the rest of the year.  We expect environmental factors in China to continue to drive textile manufacturers to replace old and inefficient equipment with more environmentally friendly models.  We continue to see strong order flow for our low emission airflow dyeing machines and after-treatment compacting machines and we are currently developing a new garment washing machine for denim. We plan to gradually increase production capacity in our dyeing machine segment to meet demand.”

“We intend to devote a greater marketing effort for sales of forged products to customers in heavy equipment industries, putting less emphasis on the wind power industry. We remain optimistic that we will generate sales from our products for the oil and gas industry in 2014, although we have not received any orders to date and we cannot predict the size or timing of any sales or whether we will receive orders,” Mr. Wu concluded.

Conference Call

Cleantech Solutions will conduct a conference call at 9:00 a.m. Eastern Time on Friday, May 16, 2014 to discuss financial results for the first quarter ended March 31, 2014.

To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (877) 679-2987. International callers should dial (646) 502-5131 and enter pin code 792243.

If you are unable to participate in the conference call at this time, a replay will be available starting an hour after the conference call through 10:00 A.M. ET June 15, 2014. To access the replay, dial (866) 345-5132 and enter pin code 212637.

Use of Non-GAAP Financial Measures

The Company has included in this press release certain non-GAAP financial measures. The Company believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing the performance of the Company and when planning and forecasting future periods. Readers are cautioned not to view non-GAAP financial measures on a stand-alone basis or as a substitute for GAAP measures, or as being comparable to results reported or forecasted by other companies, and should refer to the reconciliation of GAAP measures with non-GAAP measures also included herein.

About Cleantech Solutions International

Cleantech Solutions is a manufacturer of metal components and assemblies, primarily used in clean technology and other industries. The Company supplies forging products, fabricated products and machining services to a range of clean technology customers and supplies dyeing and finishing equipment to the textile industry. The Company's website is www.cleantechsolutionsinternational.com. Any information on the Company's website or any other website is not a part of this press release.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary and affiliated companies. These forward looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein and in the conference call referred to in this press release as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website, including factors described in "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Form 10-K for the year ended December 31, 2013 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Form 10-Q for the quarter ended March 31, 2014. All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

Company Contacts:
Cleantech Solutions International, Inc.
Adam Wasserman, CFO
E-mail: adamw@cleantechsolutionsinternational.com
Web: www.cleantechsolutionsinternational.com

Compass Investor Relations
Elaine Ketchmere, CFA
Email: eketchmere@compass-ir.com
+1-310-528-3031
Web:  www.compassinvestorrelations.com

- Financial Tables Follow-

CLEANTECH SOLUTIONS INTERNATIONAL, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the Three Months Ended
	March 31,
	2014	2013

REVENUES	$17,635,271	$13,884,699
COST OF REVENUES	13,361,985	10,754,609
GROSS PROFIT	4,273,286	3,130,090
OPERATING EXPENSES:
Depreciation	109,859	107,214
Selling, general and administrative	887,470	738,000
Total Operating Expenses	997,329	845,214
INCOME FROM OPERATIONS	3,275,957	2,284,876
OTHER INCOME (EXPENSE):
Interest income	5,240	481
Interest expense	(57,727)	(105,127)
Grant income	31,887	-
Other income	-	28,930
Total Other Income (Expense), net	(20,600)	(75,716)
INCOME BEFORE INCOME TAXES	3,255,357	2,209,160

INCOME TAXES	858,999	586,560

NET INCOME	$2,396,358	$1,622,600

COMPREHENSIVE INCOME:
NET INCOME	$2,396,358	$1,622,600
OTHER COMPREHENSIVE (LOSS) INCOME:
Unrealized foreign currency translation (loss) gain	(781,788)	428,440
COMPREHENSIVE INCOME	$1,614,570	$2,051,040

NET INCOME PER COMMON SHARE:
Basic	$0.68	$0.56
Diluted	$0.68	$0.56

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	3,503,502	2,894,586
Diluted	3,503,502	2,894,586

CLEANTECH SOLUTIONS INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2014	December 31, 2013
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,001,106	$1,114,873
Restricted cash	405,719	687,353
Notes receivable	76,275	703,718
Accounts receivable, net of allowance for doubtful accounts	13,679,677	15,234,863
Inventories, net of reserve for obsolete inventories	6,106,615	4,733,558
Advances to suppliers	611,547	695,254
Prepaid VAT on purchases	118,415	489,302
Deferred tax assets - current portion	251,057	253,173
Prepaid expenses and other	86,958	74,030
Total Current Assets	23,337,369	23,986,124
PROPERTY AND EQUIPMENT - net	71,166,982	70,595,138
OTHER ASSETS:
Deferred tax assets - net of current portion	1,212,001	1,222,216
Equipment held for operating lease	4,711,496	4,751,206
Land use rights, net	3,730,424	3,786,051
Total Assets	$104,158,272	$104,340,735

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Short-term bank loans	$3,083,465	$3,109,453
Bank acceptance notes payable	405,719	687,353
Accounts payable	4,591,665	4,961,555
Accrued expenses	469,834	899,816
Advances from customers	1,124,627	1,455,740
VAT and service taxes payable	73,457	126,349
Income taxes payable	1,318,069	1,623,603
Total Current Liabilities	11,066,836	12,863,869
Total Liabilities	11,066,836	12,863,869
STOCKHOLDERS' EQUITY:
Preferred stock ($0.001 par value; 10,000,000 shares authorized; 0 share issued and outstanding at March 31, 2014 and December 31, 2013, respectively)	-	-
Common stock ($0.001 par value; 50,000,000 shares authorized; 3,503,502 and 3,503,502 shares issued and outstanding at March 31, 2014 and December 31, 2013, respectively)	3,503	3,503
Additional paid-in capital	31,532,308	31,532,308
Retained earnings	48,601,672	46,322,329
Statutory reserve	2,861,735	2,744,720
Accumulated other comprehensive gain - foreign currency translation adjustment	10,092,218	10,874,006
Total Stockholders' Equity	93,091,436	91,476,866
Total Liabilities and Stockholders' Equity	$104,158,272	$104,340,735

CLEANTECH SOLUTIONS INTERNATIONAL, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Three Months Ended
	March 31,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,396,358	$1,622,600
Adjustments to reconcile net income from operations to net cash provided by operating activities:
Depreciation	1,965,274	1,569,551
Amortization of land use rights	24,165	23,511
Changes in operating assets and liabilities:
Notes receivable	626,267	(133,241)
Accounts receivable	1,438,666	663,513
Inventories	(1,423,313)	(723,549)
Prepaid value-added taxes on purchases	369,574	(101,245)
Prepaid and other current assets	(13,343)	11,776
Advances to suppliers	78,486	(744,915)
Accounts payable	(598,233)	(204,399)
Accrued expenses	(427,424)	(532,717)
VAT and service taxes payable	(52,228)	(111,027)
Income taxes payable	(294,175)	(192,720)
Advances from customers	(321,360)	549,929
NET CASH PROVIDED BY OPERATING ACTIVITIES	3,768,714	1,697,067

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(2,868,611)	(2,708,871)
NET CASH USED IN INVESTING ACTIVITIES	(2,868,611)	(2,708,871)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on capital lease	-	(85,364)
Proceeds from bank loans	981,098	1,749,971
Repayments of bank loans	(981,098)	(954,529)
Decrease (increase) in restricted cash	277,978	(954,529)
(Decrease) increase in bank acceptance notes payable	(277,978)	954,529
NET CASH PROVIDED BY FINANCING ACTIVITIES	-	710,078

EFFECT OF EXCHANGE RATE ON CASH AND CASH EQUIVALENTS	(13,870)	7,416

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	886,233	(294,310)

CASH AND CASH EQUIVALENTS - beginning of period	1,114,873	1,445,728

CASH AND CASH EQUIVALENTS - end of period	$2,001,106	$1,151,418

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
Interest	$57,727	$105,127
Income taxes	$1,153,173	$779,280

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Property and equipment acquired on credit as payable	$267,324	$20,681

Reconciliation of Net Income to EBITDA
(Amounts expressed in US$)

	For the Three Months Ended March 31,
	2014	2013
Net income	$2,396,358	$1,622,600
Add: income tax	858,999	586,560
Add: interest expense	57,727	105,127
Add: depreciation and amortization	1,989,439	1,593,062
EBITDA	$5,302,523	$3,907,349

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